Exhibit 4.5

Gold City Industries Ltd.

Suite 550 – 580 Hornby Street, Vancouver, BC  V6C 3B6

telephone: (604) 682-7677  fax: (604) 642-6577

email: info@gold-city.net    Website: www.gold-city.net

September 14, 2002

John Kemp

Box 866

Grand Forks, BC V0H 1H0

Dear John:

Re:

Letter Agreement to Acquire Zip Claims, Greenwood, BC.

This letter will confirm that Gold City Industries Ltd. (“Gold City”) agrees to acquire 100% interest in the Zip 1-11 mineral claims located about 8 kilometres east of Greenwood, British Columbia from John Kemp on the following basis:

1.

Gold City will make a cash payment of $500 to John Kemp;

2.

Gold City will deliver 25,000 shares to John Kemp;

3.

John Kemp will receive a 1.5% NSR royalty to be capped at $750,000;

4.

Gold City will have the right to purchase the NSR royalty for $375,000 at $125,000 per increment of 0.5% at any time within 5 years of signing this agreement.

If you are in agreement with the terms of this agreement please sign as indicated  below:

Yours truly,

GOLD CITY INDUSTRIES LTD.

/s/ Fred Sveinson

Fred Sveinson, P.Eng.

President and CEO

Agreed to this 16th day of September, 2002

/s/ John Kemp